NEWS RELEASE

Kaman Corporation Bloomfield, CT USA P (860) 243-7100 www.kaman.com

KAMAN CORPORATION NAMES STARR EXECUTIVE VICE PRESIDENT

BLOOMFIELD, Connecticut (June 4, 2015) – (NYSE:KAMN)   Kaman Corporation today announced that its board of directors has appointed Chief Financial Officer Robert D. Starr Executive Vice President, effective July 1st.  He will continue to serve as the Chief Financial Officer of the Company.

"Since becoming CFO Rob has played a key role in developing and supporting our growth initiatives and providing financial stewardship.  His drive, intellect and passion for our company serve us well.  This promotion is well deserved," stated Neal J. Keating, Chairman, President and CEO.

Starr, who joined the Company in 2009, currently serves as Senior Vice President and Chief Financial Officer and was previously Vice President and Treasurer.   Prior to joining Kaman, Starr was employed by Crane Co. (NYSE: CR) of Stamford, Connecticut, a $2.6 billion diversified manufacturer of highly engineered industrial products, where he served as Assistant Treasurer.  He also previously served as Managing Director, Corporate Finance at Aetna, Inc. of Hartford, Connecticut and as Director, Capital Markets and Risk Management at Fisher Scientific International, Inc. of Hampton, New Hampshire.  Starr also was an associate at both Salomon Smith Barney in New York and Chase Securities, Inc. in New York and Singapore.  He began his career as an auditor with Laventhol & Horwath in New York.  Starr received a Master of Business Administration degree in finance and marketing from the University of Chicago Graduate School of Business in 1997, and he holds a bachelor's degree in accounting from the University of Michigan, which he received in 1989.  He is also a Certified Public Accountant.

About Kaman Corporation

Kaman Corporation (NYSE:KAMN), which was founded in 1945 by aviation pioneer Charles H. Kaman is headquartered in Bloomfield, Connecticut. Kaman conducts business in the aerospace and distribution markets.  The Company is a leading distributor of industrial parts, and operates more than 250 customer service centers and five distribution centers across the United States and Puerto Rico.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Kaman also provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. Additionally, the company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  More information is available at www.kaman.com.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com